Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, Chief Executive Officer, and President
February 16, 2012

Thank you Gail, and good morning everyone.

I am pleased with the improvement in our financial performance during the 4th quarter. All of our business segments, with the exception of one, produced solid results.

2011 was a significant growth year for Trinity. Our businesses clearly demonstrated their ability to generate growth in specialized areas where demand was strong. I am very pleased with the way they worked together to leverage our existing manufacturing capacity to take advantage of growth opportunities.

During 2011, Trinity’s annual revenue grew approximately 42%. If you extract the earnings associated with the flood insurance claims settled during the year, our normalized EPS growth was approximately 94% for the year.
As we begin 2012, I am very pleased with the positive momentum that is occurring within our company. The operating environment is in place for our businesses to generate operating leverage during 2012. Predicting operating leverage with precision is difficult because there are many factors to consider.

Demand for railcars in North America remained consistent during the 4th quarter. Orders in our Rail Group again exceeded deliveries, resulting in backlog growth for the 8th consecutive quarter. Our railcar manufacturing businesses’ ability to achieve operating leverage during the 4th quarter was an accomplishment due to the steep rampup these businesses experienced during the quarter. Their current production footprint provides a nice platform for further improvements.

Our railcar leasing business has great momentum. Their commercial team continues to originate railcar leases with attractive lease terms that tie in nicely with existing production plans. Our leasing commercial team is also obtaining better terms for renewals on existing leasing equipment. Strong railcar demand has created an environment that is ideal for selling railcars from the lease fleet into the secondary market.

Our Inland Barge Group is also experiencing consistent demand. During the 4th quarter, our barge business settled insurance claims associated with the severe flooding last May at our barge facility in Missouri. I am very pleased with the speed with which this group recovered from the flood and resolved the associated financial issues.

Our construction products businesses are performing well in a challenging market environment. During the past few years, they completed several transactions that contributed to the improvement in their 4th quarter financial results. This group will continue to pursue additional ways to improve their financial performance despite sluggish U.S. demand.

Our Energy Equipment Group reported a small loss during the 4th quarter. The loss was primarily due to lingering issues associated with production line transitions and contract disputes in the wind tower business. This business recently filed a law suit over contract disputes with a major customer. The nature of the litigation prevents us from making assumptions on the final outcome.

I see a number of positive signs emerging from our wind tower manufacturing operations. We have a highly seasoned team focused on resolving the current challenges. It is always difficult to predict exactly when a business will completely overcome a complex challenge like the one our wind tower business currently faces. I anticipate that this business will be able to generate improvements during the next few quarters.

From an overall company point of view, I am pleased with our accomplishments during the fourth quarter and 2011 as a whole. I am optimistic about our outlook for 2012. Our backlog of orders in our major businesses provides opportunities for our businesses to generate operating leverage that builds additional positive momentum. Trinity is fortunate to have a highly-seasoned group of employees who know how to operate in a variety of conditions. Our overall performance and strength of our market leadership positions reflect the talents and hard work of our employees and our commitment to operational excellence.

I will now turn it over to Steve Menzies for his comments.